Exhibit 99.1

October 4, 2007

SOLITARIO ANNOUNCES ANGLO PLATINUM EARNS A 15% INTEREST IN SOLITARIO'S PEDRA BRANCA PROJECT;
SOLITARIO RECEIVES A $100,000 PAYMENT FROM VOTORANTIM ON ITS BONGARA PROJECT IN PERU

Denver, Colorado: Solitario Resources Corporation (Solitario) announces that Anglo Platinum Limited (Anglo) has earned-in to a 15% interest Pedra Branca Mineracao (PBM), which holds 100% of the Pedra Branca Project in Brazil. Solitario now owns 85% of PBM. Pursuant to the previously announced Shareholders Agreement between Anglo, Solitario, PBM and other affiliated parties, Anglo may earn up to a 65% interest in PBM if Anglo funds certain levels of exploration and development costs.

In addition Solitario announces that it has received a $100,000 property payment from Votorantim Metais (Votorantim) on its 100% owned Bongara Project in Peru pursuant to the previously announced Framework Agreement between Solitario, Votorantim, Solitario's wholly-owned subsidiary, Minera Bongara S.A. (MBSA), and other affiliated parties. MBSA holds 100% of the Bongara Project. Under the Framework Agreement, Votorantim may earn up to a 70% interest in MBSA if Votorantim funds certain levels of exploration and development costs and makes certain other payments.

The agreements referenced above are attached as exhibits and described more fully in a Form 8-K as filed with the Securities and Exchange Commission of even date herewith.

ABOUT SOLITARIO

Solitario is a gold, silver, platinum-palladium, and base metal exploration company actively exploring in Brazil, Mexico, Peru and Bolivia. Solitario has significant business relationships with Newmont Mining, Anglo Platinum and Votorantim Metais. Solitario has approximately US$22 million in cash and marketable securities and no debt. Solitario is traded on the American Stock Exchange (AMEX: XPL) and on the Toronto Stock Exchange (TSX: SLR). Additional information about Solitario is available online at www.solitarioresources.com

FOR MORE INFORMATION, CONTACT:
Debbie Mino-Austin Director - Investor Relations	(800) 229-6827
Christopher E. Herald President & CEO	(303) 534-1030

This press release includes certain "Forward-Looking Statements" within the meaning of section 21E of the United States Securities Exchange Act of 1934, as amended. All statements, other than statements of historical fact, included herein, including without limitation, statements regarding potential mineralization and reserves, exploration results and future plans and objectives of Solitario, are forward-looking statements that involve various risks and uncertainties. There can be no assurance that such statements will prove to be accurate and actual results and future events could differ materially from those anticipated in such statements. Development of Solitario's properties are subject to the success of exploration, completion and implementation of an economically viable mining plan, obtaining the necessary permits and approvals from various regulatory authorities, compliance with operating parameters established by such authorities and political risks such as higher tax and royalty rates, foreign ownership controls and our ability to finance in countries that may become politically unstable. Important factors that could cause actual results to differ materially from Solitario's expectations are disclosed under the heading "Risk Factors" and elsewhere in Solitario's documents filed from time to time with Canadian Securities Commissions, the United States Securities and Exchange Commission and other regulatory authorities. This release also contains information about adjacent properties on which Solitario has no right to explore or mine. We advise U.S. investors that the SEC's mining guidelines strictly prohibit information of this type in documents filed with the SEC. U.S. investors are cautioned that mineral deposits on adjacent properties are not indicative of mineral deposits on our properties.

1